Exhibit 10.18

Director Compensation Policy

From January 1, 2009 to December 31, 2009, the payment structure was as follows for our independent directors:

•	$20,000 one-time restricted stock grant to new independent Board members;

•	$10,000 cash to each independent Board member as 1/3 of the annual director fee;

•	$20,000 annual restricted stock grant to each independent Board member as 2/3 of the annual director fee;

•	$10,000 cash to the Lead Director as an annual fee;

•	$10,000 cash to the Audit Committee Chairman as an annual fee;

•	$5,000 cash to the Compensation Committee Chairman as an annual fee;

•	$5,000 cash to the Nominating and Corporate Governance Committee Chairman as an annual fee;

•	$2,500 cash to Audit Committee members as an annual fee;

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$2,500 cash to each non-employee director per day of Board meetings attended in person if the Board meeting is held in the director’s home country or $7,500 cash to each non-employee director for each Board meeting attended in person if the meeting is not held in the director’s home country. The $7,500 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts;

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$2,500 cash for the first Board meeting attended telephonically in a calendar year by an independent Board member, and $1,250 for any subsequent Board meeting attended telephonically in the same calendar year;

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$1,000 cash for all committee meetings or Company meetings attended in person by an independent Board member (If there is more than one committee meeting per day or per visit, the $1,000 covers all meetings);

•	$500 cash for all committee meetings attended telephonically per day (or per “visit”) by an independent Board member;

•	$500 cash for a Board or committee call to complete specific Board or committee business by an independent Board member; and

•	$0 for informational or update calls.

Effective January 1, 2010, the Board determined to pay $3,500 cash to each non-employee director per day of Board meetings attended in person if the Board meeting is held in the director’s home country (an increase from $2,500 per day). In addition, the Company will pay $9,000 cash to each non-employee director for each Board meeting attended in person, if the meeting is not held in the director’s home country (an increase from $7,500). The $9,000 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts. The Board also determined to pay $1,250 for all telephonic Board meetings (thereby decreasing the fee for the first meeting from $2,500) and extended the vesting of the annual restricted stock grant awarded at an annual meeting from December 31 of the same year to the day before the next annual meeting.

At this time, the Board has determined that all of our non-employee directors are also independent directors. In the event that new directors join our Board who are not employees but who do not qualify as independent, the Board may revisit this compensation structure as it applies to non-employee directors who are not independent.

Our non-employee directors are eligible to participate in our Deferred Compensation Plan pursuant to which they may elect to defer their fees, which are invested in mutual funds. Through March 31, 2009, the Company matched 50% of the participant’s contribution up to an annual maximum of $12,500, which is invested in shares of Company common stock acquired in the open market and those shares become subject to vesting provisions. The company match was suspended in March 2009.